FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-16

----- Original Message -----

From:  WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At:  06/28/17 08:53:29

WFCM 2017-C38 - PUBLIC NEW ISSUE

**IO GUIDANCE** $1,001.296 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.
UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DEUTSCHE BANK SECURITIES INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	KBRA/FITCH/MDYS	SIZE($MM)	PROCEEDS($MM)	PRICE GUIDANCE
X-A	AAA(sf)/AAAsf/Aaa(sf)	786.432	~63.82	T+115A
X-B	AAA(sf)/A-sf/NR	214.864	~10.84	BWIC today at 2pm EST
Suggested T+105A

NON-OFFERED ELIGIBLE VERTICAL INTEREST

CLASS	KBRA/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RR	NR/NR/NR	31.176	N/A	N/A	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,154,649,987
NUMBER OF LOANS:	76
NUMBER OF PROPERTIES:	210
WA CUT-OFF LTV:	55.2%
WA BALLOON LTV:	50.8%
WA U/W NCF DSCR:	2.34x
WA U/W NOI DEBT YIELD:	11.9%
WA MORTGAGE RATE:	4.365%
TOP TEN LOANS %:	45.6%
WA REM TERM TO MATURITY (MOS):	115
WA REM AMORTIZATION TERM (MOS):	346
WA SEASONING (MOS):	1

LOAN SELLERS:	BARCLAYS(34.7%), WFB(31.4%), RMF(10.7%), CIIICM(10.1%), UBSAG(7.9%), WFB/BARCLAYS(5.2%)

TOP 3 PROPERTY TYPES:	OFFICE(39.5%), RETAIL(25.4%), HOSPITALITY(17.1%)

TOP 5 STATES:	NY(25.8%), CA(16.8%), TX(11.6%), FL(5.3%), MI(4.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	KEYBANK NATIONAL ASSOCIATION

DIRECTING CERTIFICATEHOLDER:	PRIME FINANCE CMBS B-PIECE HOLDCO VIII, L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
ANTICIPATED SETTLEMENT:	JULY 13, 2017

ROADSHOW
NEW YORK 1x1's:	TODAY, 6/21
DES MOINES,BREAKFAST:	THURS, 6/22 @ 7:30AM CT, MARRIOTT DOWNTOWN
HARTFORD, BREAKFAST:	THURS, 6/22 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	THURS, 6/22 @ 12:00PM ET, RITZ-CARLTON
MINNEAPOLIS, LUNCH:	THURS, 6/22 @ 12:45PM CT, KIMPTON GRAND HOTEL

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	TBD
FINAL LINK:	TBD

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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